As filed with the Securities and Exchange Commission on October 15, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

flyExclusive, Inc.
(Exact name of registrant as specified in its charter)

Delaware	86-1740840
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2860 Jetport Road
Kinston, North Carolina 28504
(Address of principal executive offices) (Zip code)
flyExclusive Inc. 2023 Equity Incentive Plan
flyExclusive Inc. Employee Stock Purchase Plan
(Full title of the plans)

Thomas James Segrave, Jr.
Chief Executive Officer and Chairman
2860 Jetport Road
Kinston, North Carolina 28504
(252) 208-7715
(Name and address of agent for service) (Telephone number, including area code, of agent for service)
With copies to:
Donald R. Reynolds, Esq.
Lorna A. Knick, Esq.
Shin Y. Song, Esq.
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Telephone: (919) 781-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Information required by Item 1 is included in documents sent or given by flyExclusive, Inc. (the “Registrant”) to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
Item 2. Registrant Information and Employee Plan Annual Information.
The written statement required by Item 2 is included in documents sent or given by the Registrant to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
•the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on May 1, 2024;
•the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the Commission on August 12, 2024;
•the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, filed with the Commission on August 14, 2024;
•the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 3, 2024, February 1, 2024, March 7, 2024, April 22, 2024, May 28, 2024, June 25, 2024, August 12, 2024, September 3, 2024, and September 27, 2024 (in each case, to the extent such reports are filed, not furnished); and
•the description of the Company’s Common Stock contained in the Registration Statement on Form 8-A (File No. 001-40444), filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on December 27, 2023, including any amendments or reports filed for the purpose of updating such description.
In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.
Any statement in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, our Charter limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.

EXHIBIT NO.	DESCRIPTION	FILE HEREWITH	FORM	EXHIBIT	FILING DATE

4.1	Second Amended and Restated Certificate of Incorporation of EG Acquisition Corp.		8-K	3.1	1/3/2024

4.2	Bylaws of flyExclusive, Inc.		8-K	3.2	1/3/2024

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP	X

23.2	Consent of Elliott Davis, PLLC.	X

23.3	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-8).	X

99.1	flyExclusive Inc. 2023 Equity Incentive Plan.		8-K	10.10	1/3/2024

99.2	flyExclusive Inc. Employee Stock Purchase Plan.		8-K	10.11	1/3/2024

107.1	Filing fee table.	X

Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Exhibit 107 (Filing Fee Table) in the effective Registration Statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kinston, State of North Carolina, on October 15, 2024.

flyExclusive, Inc.

Date: October 15, 2024	By:	/s/ Thomas James Segrave, Jr.
Thomas James Segrave, Jr.
Chief Executive Officer and Chairman
(Principal Executive Officer)
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Thomas James Segrave, Jr. and Brad G. Garner, or each of them singly, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments, including post-effective amendments to this registration statement, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas James Segrave, Jr.	Chief Executive Officer and Chairman	October 15, 2024
Thomas James Segrave, Jr.	(Principal Executive Officer)

/s/ Brad G. Garner	Chief Financial Officer	October 15, 2024
Brad G. Garner	(Principal Financial Officer)

/s/ Zachary M. Nichols	Chief Accounting Officer	October 15, 2024
Zachary M. Nichols	(Principal Accounting Officer)

/s/ Gary Fegel	Director	October 15, 2024
Gary Fegel

/s/ Gregg S. Hymowitz	Director	October 15, 2024
Gregg S. Hymowitz

/s/ Michael S. Fox	Director	October 15, 2024
Michael S. Fox

/s/ Peter B. Hopper	Director	October 15, 2024
Peter B. Hopper

/s/ Frank B. Holding, Jr.	Director	October 15, 2024
Frank B. Holding, Jr.

/s/ Thomas J. Segrave, Sr.	Director	October 15, 2024
Thomas J. Segrave, Sr.